Exhibit 21

First Bancorp and Subsidiaries
List of Subsidiaries of Registrant

Name of Subsidiary and Name under Which Subsidiary Transacts Business	State of Incorporation
First Bank (1)	North Carolina
First Bancorp Capital Trust II	Delaware
First Bancorp Capital Trust III	Delaware
First Bancorp Capital Trust IV	Delaware
Carolina Capital Trust	Delaware
New Century Statutory Trust I	Delaware
GrandSouth Capital Trust I	Delaware

(1) First Bank has three wholly owned subsidiaries –
First Troy SPE, LLC	North Carolina
SBAC Complete, Inc. (dissolved effective January 8, 2025)	California
Magnolia Financial, Inc.	South Carolina